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                                                               Exhibit 99.(d)(1)

                    INVESTMENT MANAGEMENT SERVICES AGREEMENT
                              AMENDED AND RESTATED

     This Agreement dated as of March 1, 2006, amended and restated April 10, 2008, is by and between RiverSource Investments, LLC (the "Investment Manager"), a Minnesota limited liability company and RiverSource Strategy Series, Inc. (the "Registrant"), a Minnesota corporation, on behalf of its underlying series listed in Schedule A (the term "Fund" or "Funds" is used to refer to either the Registrant or its underlying series, as context requires).

PART ONE: INVESTMENT MANAGEMENT AND OTHER SERVICES

(1) The Fund hereby retains the Investment Manager, and the Investment Manager hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, to furnish the Fund continuously with investment advice; to determine, consistent with the Fund's investment objectives and policies, which securities in the Investment Manager's discretion shall be purchased, held or sold, and to execute or cause the execution of purchase or sell orders; to prepare and make available to the Fund all necessary research and statistical data in connection therewith; to furnish all other services of whatever nature required in connection with the management of the Fund as provided under this Agreement; and to pay such expenses as may be provided for in Part Three; subject always to the direction and control of the Board of Directors (the "Board") and the authorized officers of the Fund. The Investment Manager agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned and to maintain adequate oversight over any service providers including subadvisers hired to provide services and to perform the functions herein mentioned. The Investment Manager agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing the Investment Manager's performance under this Agreement. The Fund agrees that the Investment Manager may subcontract for certain of the services described under this Agreement with the understanding that there shall be no diminution in the quality or level of services and also with the understanding, that the Investment Manager shall obtain such approval from the Fund's Board and/or its shareholders as is required by law, rules and regulations promulgated thereunder, terms of the Agreement, resolutions of the Board and commitments of the Investment Manager.

(2) The Investment Manager agrees that the investment advice and investment decisions will be in accordance with general investment policies of the Fund as disclosed to the Investment Manager from time to time by the Fund and as set forth in the prospectus and registration statement filed with the United States Securities and Exchange Commission (the "SEC").

(3) The Investment Manager agrees to provide such support as required or requested by the Board in conjunction with voting proxies solicited by or with respect to the issuers of securities in which the Fund's assets may be invested from time to time, it

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     being understood that the Board has sole voting power with respect to all such proxies.

(4) The Investment Manager agrees that it will maintain all required records, memoranda, instructions or authorizations relating to the management of the assets for the Fund including the acquisition or disposition of securities, proxy voting and safekeeping of assets.

(5) The Fund agrees that it will furnish to the Investment Manager any information that the latter may reasonably request with respect to the services performed or to be performed by the Investment Manager under this Agreement.

(6) In selecting broker-dealers for execution, the Investment Manager will seek to obtain best execution for securities transactions on behalf of the Fund, except where otherwise directed by the Board. In selecting broker-dealers to execute transactions, the Investment Manager will consider not only available prices (including commissions or mark-up), but also other relevant factors such as, without limitation, the characteristics of the security being traded, the size and difficulty of the transaction, the execution, clearance and settlement capabilities as well as the reputation, reliability, and financial soundness of the broker-dealer selected, the broker-dealer's risk in positioning a block of securities, the broker-dealer's execution service rendered on a continuing basis and in other transactions, the broker-dealer's expertise in particular markets, and the broker-dealer's ability to provide research services. To the extent permitted by law, and consistent with its obligation to seek best execution, the Investment Manager may execute transactions or pay a broker-dealer a commission or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that the Investment Manager determines, in good faith, that the execution is appropriate or the commission or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the Fund and other clients for which it acts as investment adviser. The Investment Manager shall not consider the sale or promotion of shares of the Fund, or other affiliated products, as a factor in the selection of broker-dealers through which transactions are executed.

(7) Except for bad faith, intentional misconduct or negligence in regard to the performance of its duties under this Agreement, neither the Investment Manager, nor any of its respective directors, officers, partners, principals, employees, or agents shall be liable for any acts or omissions or for any loss suffered by the Fund or its shareholders or creditors. Each of the Investment Manager, and its respective directors, officers, partners, principals, employees and agents, shall be entitled to rely, and shall be protected from liability in reasonably relying, upon any information or instructions furnished to it (or any of them as individuals) by the Fund or its agents which is believed in good faith to be accurate and reliable. The Fund understands and acknowledges that the Investment Manager does not warrant

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     any rate of return, market value or performance of any assets in the Fund.
     Notwithstanding the foregoing, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which the Fund may have under such laws or regulations.

PART TWO: COMPENSATION TO THE INVESTMENT MANAGER

(1) The Fund agrees to pay to the Investment Manager, and the Investment Manager covenants and agrees to accept from the Fund in full payment for the services furnished, a fee as set forth in Schedule A.

(2) The fee shall be paid on a monthly basis and, in the event of the termination of this Agreement, in whole or in part with respect to any Fund, the fee accrued shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(3) The fee provided for hereunder shall be paid in cash by the Fund to the Investment Manager within five business days after the last day of each month.

PART THREE: ALLOCATION OF EXPENSES

(1)  The Fund agrees to pay:

     (a) Fees payable to the Investment Manager for its services under the terms of this Agreement.

     (b)  Taxes.

     (c) Brokerage commissions and charges in connection with the purchase and sale of assets.

     (d)  Custodian fees and charges.

     (e) Premium on the bond required by Rule 17g-1 under the Investment Company Act of 1940.

     (f) Fees and expenses of attorneys (i) it employs in matters not involving the assertion of a claim by a third party against the Fund, its Board members and officers, (ii) it employs in conjunction with a claim asserted by the Board against the Investment Manager, except that the Investment Manager shall reimburse the Fund for such fees and expenses if it is ultimately determined by a court of competent jurisdiction, or the Investment Manager agrees, that it is liable in whole or in part to the Fund, (iii) it employs to assert a claim against a third party, and (iv) it or the Investment Manager employs, with the approval of the

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          Board, to assist in the evaluation of certain investments or other matters related to the management of the Fund.

     (g) Fees paid for the qualification and registration for public sale of the securities of the Fund under the laws of the United States and of the several states in which such securities shall be offered for sale.

     (h)  Fees of consultants employed by the Fund.

     (i) Board member, officer and employee expenses which shall include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, and all other benefits paid to or provided for Board members, officers and employees, directors and officers liability insurance, errors and omissions liability insurance, worker's compensation insurance and other expenses applicable to the Board members, officers and employees, except the Fund will not pay any fees or expenses of any person who is an officer or employee of the Investment Manager or its affiliates.

     (j) Filing fees and charges incurred by the Fund in connection with filing any amendment to its organizational documents, or incurred in filing any other document with the state where the Fund is organized or its political subdivisions.

     (k)  Organizational expenses of the Fund.

     (l) Expenses incurred in connection with lending portfolio securities of the Fund.

     (m)  Expenses properly payable by the Fund, approved by the Board.

     (n) Other expenses payable by the Fund pursuant to separate agreement of the Fund and any of its service providers.

(2)  Unless the Fund is obligated to pay an expense pursuant to Part Three,
     Section I, above, the Investment Manager agrees to pay all expenses associated with the services it provides under the terms of this Agreement.

PART FOUR: MISCELLANEOUS

(1) The Investment Manager shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Fund.

(2)  A "full business day" shall be as defined in the By-laws of the Fund.

(3) The Fund acknowledges that the Investment Manager and its affiliates may perform investment advisory services for other clients, so long as the Investment Manager's services to the Fund under this Agreement are not impaired thereby. The Investment

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     Manager and its affiliates may give advice or take action in the performance of duties to other clients that may differ from advice given, or the timing and nature of action taken, with respect to the Fund, and that the Investment Manager and its affiliates may trade and have positions in securities of issuers where the Fund may own equivalent or related securities, and where action may or may not be taken or recommended for the Fund. Nothing in this Agreement shall be deemed to impose upon the Investment Manager or any of its affiliates any obligation to purchase or sell, or recommend for purchase or sale for the Fund, any security or any other property that the Investment Manager or any of its affiliates may purchase, sell or hold for its own account or the account of any other client. Notwithstanding any of the foregoing, the Investment Manager shall allocate investment opportunities among its clients, including the Fund, in an equitable manner, consistent with its fiduciary obligations. By reason of their various activities, the Investment Manager and its affiliates may from time to time acquire information about various corporations and their securities. The Fund recognizes that the Investment Manager and its affiliates may not always be free to divulge such information, or to act upon it.

(4) Neither this Agreement nor any transaction pursuant hereto shall be invalidated or in any way affected by the fact that Board members, officers, agents and/or shareholders of the Fund are or may be interested in the Investment Manager or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of the Investment Manager are or may be interested in the Fund as Board members, officers, shareholders, or otherwise; or that the Investment Manager or any successor or assignee, is or may be interested in the Fund as shareholder or otherwise, provided, however, that neither the Investment Manager, nor any officer, Board member or employee thereof or of the Fund, shall sell to or buy from the Fund any property or security other than shares issued by the Fund, except in accordance with applicable regulations or orders of the SEC.

(5) Any notice under this Agreement shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) The Investment Manager agrees that no officer, director or employee of the Investment Manager will deal for or on behalf of the Fund with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

     (a) Officers, directors or employees of the Investment Manager from having a financial interest in the Fund or in the Investment Manager.

     (b) The purchase of securities for the Fund, or the sale of securities owned by the Fund, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of the

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          Investment Manager, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

     (c) Transactions with the Fund by a broker-dealer affiliate of the Investment Manager as may be allowed by rule or order of the U.S. Securities and Exchange Commission and if made pursuant to procedures adopted by the Board.

(7) The Investment Manager agrees that, except as herein otherwise expressly provided or as may be permitted consistent with the use of a broker-dealer affiliate of the Investment Manager under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this Agreement, make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except shares issued by the Fund) or other assets by or for the Fund.

(8) All information and advice furnished by the Investment Manager to the Fund under this Agreement shall be confidential and shall not be disclosed to third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Fund to the Investment Manager under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where it is necessary to effect transactions or provide other services to the Fund, or where the Fund requests or authorizes the Investment Manager to do so. The Investment Manager may share information with its affiliates in accordance with its privacy policies in effect from time to time.

(9)  This Agreement shall be governed by the laws of the State of Minnesota.

PART FIVE: RENEWAL AND TERMINATION

(1) This Agreement shall continue in effect until April 30, 2008 or until a new agreement is approved by a vote of the majority of the outstanding shares of the Fund and by vote of the Board, including the vote required by (b) of this paragraph, and if no new agreement is so approved, this Agreement shall continue from year to year thereafter unless and until terminated by either party as hereinafter provided, except that such continuance shall be specifically approved at least annually (a) by the Board or by a vote of the majority of the outstanding shares of the Fund and (b) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the "1940

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     Act"). As used in this agreement, the term "majority of the outstanding shares of the Fund" shall have the same meaning as set forth in the 1940
     Act.

(2) This Agreement may be terminated, with respect to each underlying series of the Fund, by either the Fund or the Investment Manager at any time by giving the other party 60 days' written notice of such intention to terminate, provided that any termination shall be made without the payment of any penalty, and provided further that termination may be effected either by the Board or by a vote of the majority of the outstanding voting shares of the Fund.

(3) This Agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the 1940 Act.

(4) Non-material amendments or modifications to this Agreement as may be permitted by the 1940 Act will only be made effective upon written agreement executed by the Investment Manager and the Board.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

RIVERSOURCE STRATEGY SERIES, INC.


By: /s/ Patrick T. Bannigan
    --------------------------------
    Patrick T. Bannigan
    President


RIVERSOURCE INVESTMENTS, LLC


By: /s/ William F. Truscott
    --------------------------------
    William F. Truscott
    President and Chief Investment Officer

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                                                                      SCHEDULE A

ASSET CHARGE

The asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed in accordance with the fee schedule in the table, below:

                   FUND                      NET ASSETS (BILLIONS)   ANNUAL RATE AT EACH ASSET LEVEL
                   ----                      ---------------------   -------------------------------
RiverSource Equity Value Fund                     First $0.5                      0.530%
                                                  Next $0.5                       0.505%
                                                  Next $1.0                       0.480%
                                                  Next $1.0                       0.455%
                                                  Next $3.0                       0.430%
                                                  Over $6.0                       0.400%
RiverSource Partners Small Cap Growth Fund        First $0.25                     0.920%
                                                  Next $0.25                      0.895%
                                                  Next $0.25                      0.870%
                                                  Next $0.25                      0.845%
                                                  Next $1.0                       0.820%
                                                  Over $2.0                       0.795%
RiverSource Small Cap Advantage Fund              First $0.25                     0.790%
                                                  Next $0.25                      0.765%
                                                  Next $0.25                      0.740%
                                                  Next $0.25                      0.715%
                                                  Next $1.0                       0.690%
                                                  Over $2.0                       0.665%

The computation shall be made for each calendar day on the basis of net assets as of the close of the preceding day. In the case of the suspension of the computation of net asset value, the fee for each calendar day during such suspension shall be computed as of the close of business on the last full day on which the net assets were computed. Net assets as of the close of a full day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

PERFORMANCE INCENTIVE ADJUSTMENT

In addition to an asset charge, the fee for the Fund shall include a performance incentive adjustment.

The performance incentive adjustment shall be based on the Fund's performance compared to an index of similar funds (the "Index"). Current Indexes are shown below. These Indexes may change as set forth below.

                  FUND                                LIPPER INDEX
                  ----                       -----------------------------
RiverSource Equity Value Fund                Lipper Large-Cap Value Funds
RiverSource Partners Small Cap Growth Fund   Lipper Small-Cap Growth Funds
RiverSource Small Cap Advantage Fund         Lipper Small-Cap Core Funds

The performance incentive adjustment is determined by measuring the percentage difference over a rolling 12-month period between the performance of one Class A share of the Fund and the

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change in performance of the Index. The performance difference will then be used to determine the adjustment rate.

The adjustment rate, computed to five decimal places, is determined in accordance with the table below, and is applied against average daily net assets for the applicable rolling 12-month period.

                                  EQUITY FUNDS

PERFORMANCE DIFFERENCE                       ADJUSTMENT RATE
----------------------   -------------------------------------------------------
0.00%-0.50%              0
0.50%-1.00%              6 basis points times the performance difference over
                         0.50%, times 100 (maximum of 3 basis points if a 1%
                         performance difference)

1.00%-2.00%              3 basis points, plus 3 basis points times the
                         performance difference over 1.00%, times 100 (maximum 6
                         basis points if a 2% performance difference)

2.00%-4.00%              6 basis points, plus 2 basis points times the
                         performance difference over 2.00%, times 100 (maximum
                         10 basis points if a 4% performance difference)

4.00%-6.00%              10 basis points, plus 1 basis point times the
                         performance difference over 4.00%, times 100 (maximum
                         12 basis points if a 6% performance difference)

6.00% or more            12 basis points

For example, if the performance difference is 2.38%, the adjustment rate is
0.000676 (0.0006 [6 basis points] plus 0.0038 [the 0.38% performance difference over 2.00%] x 0.0002 [2 basis points] x 100 (0.000076)). Rounded to five decimal places, the adjustment rate is 0.00068. Where the Fund's Class A performance exceeds that of the Index, the fee paid to the Investment Manager will increase by the adjustment rate. Where the performance of the Index exceeds the performance of the Fund's Class A shares, the fee paid to the Investment Manager will decrease by the adjustment rate.

The 12-month comparison period rolls over with each succeeding month, so that it always equals 12 months, ending with the month for which the performance adjustment is being computed.

TRANSITION PERIOD

The performance incentive adjustment will not be calculated for the first 6 months from the inception of the fund. After 6 full calendar months, the performance fee adjustment will be determined using the average assets and Performance Difference over the first 6 full calendar months, and the Adjustment Rate will be applied in full. Each successive month an additional calendar month will be added to the performance adjustment computation. After 12 full calendar months, the full rolling 12-month period will take affect.

CHANGE IN INDEX

If an Index ceases to be published for a period of more than 90 days, changes in any material respect, otherwise becomes impracticable or, at the discretion of the Board, is no longer appropriate to use for purposes of a performance incentive adjustment, for example, if Lipper reclassifies the Fund from one peer group to another, the Board may take action it deems appropriate and in the best interests of shareholders, including: (1) discontinuance of the performance incentive adjustment until such time as it approves a substitute index, or (2) adoption of a methodology to transition to a substitute index it has approved.